Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: R. D. Leslie Chief Financial Officer (936) 637-5325

LUFKIN INDUSTRIES EXCEEDS THIRD-QUARTER EARNINGS GUIDANCE WITH

37.3% GROWTH IN EARNINGS PER DILUTED SHARE TO $0.70

Increases Guidance for Full-Year 2004 to a Range of $2.00 to $2.16

LUFKIN, Texas (Oct. 20, 2004)—Lufkin Industries, Inc. (Nasdaq: LUFK) today announced results for the third quarter and nine months ended September 30, 2004. Sales for the third quarter were $95.8 million, a 34.0% increase from $71.5 million for the third quarter of 2003. Net earnings increased 44.0% to $4.9 million for the third quarter of 2004 from $3.4 million for the third quarter last year. Net earnings per diluted share increased 37.3% to $0.70 for the third quarter of 2004 from $0.51 for the third quarter of 2003.

Sales for the first nine months of 2004 increased 32.7% to $248.9 million from $187.6 million for the first nine months of 2003. Net earnings increased 58.4% to $10.1 million from $6.4 million. Net earnings per diluted share for the first nine months of 2004 increased 52.1% to $1.46 from $0.96 for the first nine months of 2003.

“We are pleased with Lufkin’s performance for the third quarter, which produced earnings of $0.70 per diluted share,” said Douglas V. Smith, president and chief executive officer of Lufkin. “As throughout the first half of 2004, we attribute the majority of our sales growth for the third quarter to our oil field division, which achieved a 39.0% increase in sales compared with the third quarter last year and 10.8% from the second quarter of 2004. Sales of new pumping units continued to reflect significant demand in the U.S. and Canada, and the rapid increase in oil prices strengthened international pumping unit demand, as well. In addition, we benefited from further growth in our oil field services and automation sales. The consummation of three oil field acquisitions in the second half of 2003 also contributed to the expansion of all three of these businesses for both the third quarter and year-to-date. Because of this growth, combined with strengthening domestic sales of commercial machine tool castings, our foundry sales more than doubled from the third quarter of 2003 and increased 30.2% from the second quarter of 2004.

“Consistent with the 160%+ growth in the backlog of our trailer division during the first half of 2004 from year-end 2003, trailer sales doubled for the third quarter from the third quarter last year. Power transmission sales have also increased on a sequential-quarter basis for the past two quarters as the industrial markets for lower speed gears continued to improve domestically. As anticipated, power transmission’s third quarter sales declined 6.4% compared with the third quarter last year due to the timing of major high-speed gear project completions, new-project contract delays in the second half of 2003 and the substantial lead times involved between new contract awards and implementation.

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LUFK Announces Third-Quarter Results

Oct. 20, 2004

“Compared with the third quarter of 2003, the backlog for each of our divisions grew significantly by the end of the latest quarter, generating a 75.6% increase in our total backlog to $100.7 million at the end of the third quarter of 2004 from $57.3 million at the same time in 2003. Our oil field backlog increased 118.6% on this basis to $47.4 million, the highest level in over a decade. Power transmission backlog increased 45.5% to $38.3 million. We were also pleased with the 7.6% and 5.9% sequential-quarter growth in backlogs of the oil field and power transmission divisions, respectively, between the third and second quarters of 2004. While our trailer division backlog expanded 60.9% to $15.0 million at the end of the latest quarter from the end of the third quarter of 2003, it decreased by nearly half on a sequential quarter basis from the end of the second quarter of 2004. According to industry analysts, reduced demand affected the overall industry during the third quarter, as a result of the rapid increase in steel prices, especially in the first half of 2004. Although pent-up demand in the country’s aging trailer fleet has driven brisk quote activity, final orders slowed as product prices rose. As a result of the trailer backlog reduction, the overall backlog for the Company fell by 7.8% on a sequential-quarter basis.

Based on Lufkin’s financial results for the third quarter and its backlog at September 30, 2004, the Company today increased its guidance for earnings per diluted share for full-year 2004 to a range of $2.00 to $2.16 from the previous range of $1.85 to $2.10. Lufkin earned $1.46 per diluted share for 2003. The Company also established its guidance for earnings per diluted share for the fourth quarter of 2004 in a range of $0.54 to $0.70, compared with $0.50 for the fourth quarter of 2003.

Mr. Smith added, “Lufkin’s substantial profitable growth for the third quarter of 2004 illustrates the value inherent in the Company’s positions of leadership in its respective markets. While we must continue to manage the challenge of high raw material costs, we are encouraged by the opportunities we see as a result of the worldwide demand/supply situation in the energy markets and the continued economic expansion in the United States, Europe and other markets. With a highly experienced management team, proven business models and the financial resources to implement our growth strategies, we also remain confident of Lufkin’s prospects for producing additional shareholder value.”

Lufkin will discuss its results for the third quarter ended September 30, 2004, in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (913) 981-5558 approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 a.m. (central time) October 20, through 7:00 p.m. (central time) October 27, 2004, by dialing (719) 457-0820 and entering reservation number 816640.

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions

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LUFK Announces Third-Quarter Results

Oct. 20, 2004

prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.

Financial Highlights

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales	$95,766	$71,455	$248,923	$187,593
Cost of sales	78,744	55,244	204,815	151,049

Gross profit	17,022	16,211	44,108	36,544
Selling, general and administrative expenses	9,438	10,596	28,027	27,479

Operating income	7,584	5,615	16,081	9,065
Interest and other income
(expense), net	5	(173)	(215)	1,192

Earnings before income taxes	7,589	5,442	15,866	10,257
Income tax provision	2,728	2,068	5,791	3,898

Net earnings	$4,861	$3,374	$10,075	$6,359

Net earnings per share:
Basic	$0.71	$0.52	$1.50	$0.97

Diluted	$0.70	$0.51	$1.46	$0.96

Weighted average shares outstanding
Basic	6,801	6,542	6,738	6,534
Diluted	6,973	6,668	6,913	6,633
Cash dividends per share	$0.18	$0.18	$0.54	$0.54

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LUFK Announces Third-Quarter Results

Oct. 20, 2004

LUFKIN INDUSTRIES, INC.

Balance Sheet Highlights

(Thousands of dollars)

	September 30, 2004	December 31, 2003
Current assets	$125,374	$104,299
Total assets	285,099	263,656
Current liabilities	41,901	33,468
Shareholders’ equity	200,710	188,196
Working capital	83,473	70,831

LUFKIN INDUSTRIES, INC.

Division Performance

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales:
Oil field	$57,220	$41,155	$151,212	$100,752
Power transmission	19,451	20,792	55,322	55,485
Trailer	19,095	9,508	42,389	31,356

Total	$95,766	$71,455	$248,923	$187,593

	September 30, 2004	June 30, 2004	September 30, 2003
Backlog:
Oil field	$47,366	$44,004	$21,672
Power transmission	38,333	36,190	26,354
Trailer	14,954	29,003	9,305

Total	$100,653	$109,197	$57,331

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